Exhibit 99.1

Handleman Company Contacts: Greg Mize, Vice President, Investor Relations (248) 362-4400, Ext. 211	Media Relations: David Bassett (248) 855-6777, Ext. 132

Thomas Braum, Sr. Vice President and CFO (248) 362-4400, Ext. 718	Fred Marx (248) 855-6777, Ext. 131

HANDLEMAN COMPANY INITIATES QUARTERLY CASH DIVIDEND

Troy, Michigan – September 10, 2003 Handleman Company (NYSE: HDL), www.handleman.com, today announced that its Board of Directors declared an initial quarterly cash dividend of $.07 per share payable October 10, 2003 to shareholders of record at the close of business on September 24, 2003.

Stephen Strome, the Company’s Chairman and CEO said, “The initiation of a dividend by Handleman Company’s Board of Directors confirms its confidence in the Company’s financial strength and ability to generate free cash flow. Our strong balance sheet and disciplined approach to managing our business have allowed us to generate capital to return to shareholders. In addition to initiating a dividend, the Company will continue to buy back stock under a 20% repurchase authorization approved by the Board on February 25, 2003.”

Stephen Strome added, “We believe that returning capital to shareholders in the form of a dividend along with continuing the share repurchase program will make Handleman Company an even more attractive investment to a broader range of investors who share our confidence in long-term growth.”

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About Handleman Company:

Handleman Company is comprised of two operating units: Handleman Entertainment Resources (H.E.R.) and North Coast Entertainment (NCE).

H.E.R. is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, H.E.R. manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and provides direct-to-store shipments, marketing and in-store merchandising.

NCE’s Anchor Bay Entertainment division is an independent home video label which markets a vast collection of popular titles on DVD and VHS that range from children’s classics to exercise to suspense and horror.